EXHIBIT 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the "Agreement") is entered into with LAKE SHORE SAVINGS BANK, a federally-chartered savings bank having an office at 31 East Fourth Street, Dunkirk, New York 14048 (the "Bank"), and Jeffrey M. Werdein (the "Executive") effective as of March 29, 2018 (the "Effective Date").

WHEREAS, Executive currently serves as Executive Vice President, Commercial Division of Lake Shore Bancorp, Inc. (the "Company") and the Bank, and
WHEREAS, Executive is a member of senior management and has contributed significantly to the success of the Bank, and the Executive's continued services are vital to the Bank's continued growth and success; and
WHEREAS, the Bank desires to provide further incentive to Executive to remain in the employ of the Bank.
NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings set forth below:
1.1 "Account" means an account which shall be utilized solely as a device for the determination and measurement of the amounts to be paid to Executive pursuant to this Agreement.  Executive's account shall not constitute or be treated as a trust fund of any kind.
1.2 "Board" means the Board of Directors of the Bank either acting as a full Board or through its Compensation Committee.
1.3 "Cause" means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement.  A termination of employment due to Cause shall be effected by notice of termination given to the Executive by the Bank and shall take effect on the later of the effective Date of Termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.
1.4 "Change in Control" means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder.  Notwithstanding anything in this Agreement to the contrary, in no event shall a reorganization of Lake Shore, MHC, the Company or Bank solely within its corporate structure, including a second-step conversion from mutual to stock form of Lake Shore, MHC, constitute a "Change in Control" for purposes of this Agreement.

1.5 "Code" means the Internal Revenue Code of 1986, as amended.
1.6 "Date of Termination" means Executive's date of "Separation from Service."
1.7 "Disability" means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.  The Board will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose.  The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this section.
1.8 "Good Reason" shall constitute any of the following circumstances:
(a) the failure of the Bank (whether by act or omission of the Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Executive to the position with Bank that he held immediately prior to the date of this Agreement (the "Assigned Office").  A promotion, that is accepted by the Executive, shall not constitute Good Reason;
(b) a material failure by the Bank to vest in the Executive the functions, duties, or responsibilities customarily associated with the Assigned Office; provided that the Executive shall have given notice of such failure to the Bank, and the Bank has not fully cured such failure within thirty (30) days after such notice is deemed given; and provided further, that a business decision by the Bank, such as expanding or decreasing a line of business, shall not constitute Good Reason;
(c) any material reduction of the Executive's rate of base salary in effect from time to time, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive's compensation as and when due;
(d) any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) days after such notice is deemed given; provided, however, that this section 1.8(d) shall not apply if the change in the terms and conditions of the compensation or benefit program affects all participants in such program equally;

(e) any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) days after such notice is deemed given; or
(f) a change in the Executive's principal place of employment to a place that is more than forty-five (45) miles away from the location of the Bank's office located at 3111 Union Road, Orchard Park, New York 14127.
In the event that Executive desires to terminate employment with the Bank for Good Reason, the Executive must provide the Bank with written notice no later than forty-five (45) calendar days after the Executive knows or should have known that Good Reason has occurred.  Following the Executive's notice, the Bank shall have thirty (30) calendar days to rectify the circumstances causing the Good Reason.  If the Bank fail to rectify the event(s) causing the Good Reason within the thirty (30) day period after the Executive's notice, or the Bank delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment on or before ninety (90) days after the delivery of the Executive's notice.  Should Executive fail to provide the required notice in a timely manner, Good Reason shall not be deemed to have occurred as a result of that event.  The term of this Agreement shall not be deemed to have expired during the notice period, however, as long as the Executive has provided notice within the term.

1.9 "Separation from Service" means Executive's death, retirement or other termination of employment within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as Executive's right to reemployment is provided by law or contract.  If the leave exceeds six months and Executive's right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.
Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or the lesser period of time in which Executive performed services for the Bank).  The determination of whether Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.10 "Vested Account Balance" means the portion of Executive's Account Balance that is vested in accordance with the following vesting schedule:

Annual Period Ending December 31 of	Payment
2018	$ 212,374
2019	$ 290,211
2020	$ 375,457
2021	$ 468,666
2022	$ 570,430
2023	$ 681,379
2024	$ 802,189
2025	$ 933,576
2026	$ 1,076,308
2027	$ 1,231,202

Executive will become vested each December 31st (the "Vesting Date") only if the Executive is employed with the Bank on the Vesting Date.  If a Separation from Service occurs prior to a Vesting Date, the Vested Account Balance will not be pro-rated.  Instead, the Vested Account Balance will be the amount as of the December 31st preceding the date of Separation from Service.
For example, if the Executive is terminated without Cause or if the Executive terminates employment for Good Reason on June 30, 2024, the Vested Account Balance would be $681,379.

ARTICLE 2
TERM OF AGREEMENT
2.1 Term of Agreement.
This Agreement shall commence on the Effective Date and shall have a ten year term, ending on March 29, 2028. Notwithstanding anything in this Agreement to the contrary, the post-employment restrictions in Article 4 of this Agreement shall survive the expiration of this Agreement as specifically set forth therein.

ARTICLE 3
PAYMENT OF BENEFITS
3.1 Normal Retention Payment.  If the Executive is continuously employed (which shall include approved vacations and other approved leaves of absence) with the Bank from the Effective Date through March 29, 2028, the Executive shall be paid $1,400,000 ($1.4 million) in lieu of any other payment hereunder (the "Normal Retention Payment").  The Normal Retention Payment will be paid in three equal annual installments, in accordance with the following schedule:
Payment Date	Payment
March 29, 2028	$ 466,667
January 2, 2029	$ 466,667
January 2, 2030	$ 466,666

If the Executive dies after the date of the first Normal Retention Payment and prior to the date of the final Normal Retention Payment, the remaining payments shall be paid to the Executive's beneficiary in the same amount and schedule as provided in this Section 3.1.

3.2 Early Retention Payment.  If the Executive's employment with the Bank is terminated by the Bank without Cause or if the Executive terminates employment for Good Reason, the Bank shall pay the Executive the Vested Account Balance in lieu of any other payment hereunder (the "Early Retention Payment").  The Early Retention Payment will be paid in three equal annual installments, with the first payment payable within ten business days of the Date of Termination of employment and the subsequent payments on the annual anniversary of the first payment.

For example, if the Executive is terminated without Cause or if the Executive terminates employment for Good Reason on June 30, 2024, the Vested Account Balance would be $681,379, and the Bank will pay the Executive the following amounts:

Payment Date	Payment
July 1, 2024	$ 227,127
July 1, 2025	$ 227,126
July 1, 2026	$ 227,126

If the Executive dies after the date of the first Early Retention Payment and prior to the date of the final Early Retention Payment, the remaining payments shall be paid to the Executive's beneficiary in the same amount and schedule as provided in this Section 3.2.

Notwithstanding the foregoing, the Early Retention Payment is subject to and conditioned upon the Executive's execution of a standard form general release, which shall be provided by the Bank, and the Executive must execute the general release within twenty-one (21) days after the Date of Termination and not subsequently revoke it.

3.3 Change in Control Payment.  If a Change in Control occurs, followed by Executive's Separation of Service within two years of a Change in Control and prior to the date of the first Normal Retention Payment, the Bank shall pay the Executive $1,400,000 ($1.4 million) in lieu of any other payment hereunder (the "Change in Control Payment").  The Change in Control Payment shall be paid in a lump sum within ten business days following the date of the Separation from Service.
3.4 Death Prior to Normal Retention Payment.  In the event the Executive dies while employed with the Bank and prior to March 29, 2028, the Bank shall pay the Executive's beneficiary the Vested Account Balance in lieu of any other payment hereunder.  The benefit shall be paid in a lump sum in the month following the Executive's death.
3.5 Disability Payment.  In the event the Executive suffers a Disability prior to March 29, 2028, the Bank shall pay the Executive the benefit under this Section 3.5 in lieu of any other payment hereunder.  The Bank will pay the Executive, as disability pay, a monthly payment equal to the Vested Account Balance divided by thirty-six (36) (the "Disability Payment").  These Disability Payments will commence six months following the date the Executive's employment terminates due to Disability and will continue monthly until the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability; (ii) the date the Executive begins full-time employment with another employer; or (iii) three years from the date of the first disability payment under this Section 3.5 (and to clarify, three years of payments will equal the Vested Account Balance).  If the Executive dies while Disability Payments are being made under this Section 3.5, the remaining payments (the portion of the thirty-six (36) payments not yet paid) shall be paid to the Executive's beneficiary in the same monthly schedule as paid prior to death.   If the Executive receives Disability Payments under this Section 3.5, and the Executive returns to employment with the Bank, the Executive shall not be entitled to any further payments under this Agreement.
3.6 Termination with Cause or without Good Reason.  If Executive's employment with the Bank is terminated by the Bank for Cause or if the Executive terminates employment without Good Reason, the Bank shall have no obligation to make any payments to the Executive under this Agreement.  Any termination of the Executive's employment by the Bank for Cause shall be communicated by a notice of termination to the Executive.  The notice of termination shall be a written notice indicating in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this provision.
3.7 Withholding and Section 409A of the Code.  The Bank shall withhold from all payments under this Agreement all federal, state, city or other income and employment taxes that shall be required.
3.8 Possible Six Month Delay.  Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) and the payment is due to the Executive's Separation from Service, then to the extent necessary to comply with Code Section 409A, the payment shall be delayed to provide that no payment shall be made until the expiration of six (6) months following the Date of Termination.  In the event that payment is so delayed, the first payment that would otherwise be made shall be made to Executive on the first day of the seventh month following the Date of Termination.

ARTICLE 4
POST-EMPLOYMENT RESTRICTIONS
4.1 Two Year Non-Solicitation.  The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Executive or employee of the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business or other entity; or (ii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates.
4.2 Non-Competition.  The Executive hereby covenants and agrees that, during the term that the Bank is making payments to the Executive under this Agreement, which may be up to approximately two or three years, the Executive shall not, without the written consent of the Bank, either directly or indirectly become an executive, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within thirty-five (35) miles of the locations in which the Bank or its affiliates has business operations or has filed an application for regulatory approval to establish an office as of the Date of Termination ("Non-Competition Restriction"); provided, however, that the Non-Competition Restriction shall not apply if: (i) the Executive's employment is terminated following a Change in Control, or (ii) the Executive is not entitled to any payments under this Agreement.  If the Executive, without prior written approval of the Board, breaches the Non-Competition Restriction, the Executive will be entitled to retain any payments made before the date the Non-Competition Restriction was breached; however, the Bank will not make, and the Executive will not be entitled to, any further payments to the Executive under this Agreement after the date of such breach.
4.3 Confidentiality.  Executive will remain obligated under any confidentiality or nondisclosure agreement with or policy of the Bank that is currently in effect or to which the Executive may in the future be bound.  In addition to and without limitation of the foregoing Executive understands, acknowledges and agrees to the following:
(a) During the course of Executive's employment with the Bank, certain confidential information may have been divulged to or become known by Executive in the nature of, but not limited to (1) information concerning the Bank and its affiliates' current, former and prospective employees; (2) business practices and business plan;

(3) customer information; (4) contract information; (5) marketing strategies; (6) business plans; (7) product information; (8) policies and procedures; (9) financial, pricing and wage information; (10) administrative information; (11) future plans of the Bank and its affiliates; (12) and other trade secrets, which is valuable, confidential information of the Bank or its affiliates (all of which is referred to herein as "Confidential Information"), which Confidential Information has been uniquely developed by the Bank and its affiliates and cannot be readily obtained by third parties from outside sources. For purposes of this Section 4.3, the term "Confidential Information" shall not include information which: (i) is contained in a printed publication available without restriction to the general public; (ii) is or becomes publicly known or available through no wrongful act of the Executive; (iii) is already known by any recipient prior to the receipt of such information from Executive; (iv) is furnished to any person or party by a third party without breach of any confidentiality obligations hereunder by Executive; or (v) is independently developed by the recipient without any breach of this Agreement by Executive.
(b) The Confidential Information is important and is an essential asset of the Bank.
(c) Executive's knowledge of the Confidential Information could be useful to a competitor of the Bank and its affiliates which do or intend to do business in competition with the Bank or its affiliates.
In recognition of the facts expressed above, Executive expressly agrees that Executive shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, any confidential or competitive material or information of the Bank or its affiliates, or Confidential Information.
4.4 Reasonableness of Restrictions; Available Remedies.
(a) The Bank acknowledges and agrees that the duties of Executive may require that Executive must have and continue to have throughout the period of employment the benefits and use of its goodwill, confidential information and trade secrets to properly carry out Executive's responsibilities, and that the Bank accordingly promises to provide Executive with access to new and additional confidential information and trade secrets as they are generated, without regard to the duration of his employment, and to authorize Executive to engage in activities that will create new and additional confidential information and trade secrets.  Executive and the Bank agree that the restrictions contained in Sections 4.1 and 4.2 of this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient for Executive's obligations under this Agreement.

(b) If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 4.1 hereof or the confidentiality covenants set forth in Section 4.2 hereof, the Bank may, in addition to seeking an injunction or any other remedy it may have, withhold or cancel any remaining payments or benefits due to the Executive pursuant to this Agreement.  The Bank shall give prior or contemporaneous written notice of such withholding or cancellation of payments.  If the Executive violates any of these covenants, the Bank shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to the Bank.

ARTICLE 5
ADMINISTRATION
5.1 Compensation Committee.  The Compensation Committee of the Bank shall be responsible for the management, operation, and administration of this Agreement.  When making a determination or calculation, the Compensation Committee shall be entitled to rely on information furnished by the Bank, Executive or Beneficiary.
5.2 Binding Effect of Decision.  The decision or action of the Compensation Committee with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement, provided, however, that nothing contained herein shall prohibit, restrict, impair or limit the rights and remedies of Executive under Section 5.6 of this Agreement.
5.3 Compliance with Code Section 409A.  The Compensation Committee and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary.  This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.
5.4. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Bank and Executive and their respective devisees, heirs, legal or personal representatives, successors and assigns.  Notwithstanding the foregoing, this Agreement is personal to the Executive and the rights and obligations hereunder may not be assigned by Executive without the prior written consent of the Bank.
5.5. Notice.  Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:
If to the Executive:
To the last address for the Executive contained in the records of the Company or Bank

If to the Company or the Bank:
Lake Shore Bancorp, Inc.
31 East 4th Street
Dunkirk, New York 14048
Attention:    Chairman, Compensation Committee
of the Board of Directors
5.6. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in the City of Buffalo, County of Erie and State of New York, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.
To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive's favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive's favor.
ARTICLE 6
MISCELLANEOUS
6.1 Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Bank.
6.2 This Agreement is an unfunded deferred compensation arrangement for a member of a select group of the Bank management and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to this Agreement.  Nothing in this Agreement shall require or be deemed to require the Bank to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made or required to be made hereunder.
6.3 It is understood acknowledged and agreed that Executive is and will be an "at will" employee of the Bank.   Nothing in this Agreement shall be deemed to create an employment agreement between the Executive and the Bank nor shall it be deemed to modify or undercut the Executive's at will employment status with the Bank.
6.4  It is understood and agreed by the Bank and Executive that the terms of this are intended to comply in all respects with the requirements of Code Section 409A.
6.5 The provisions of this Agreement shall not reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Bank, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan, or other plan or arrangement, including the Executive's Amended and Restated Supplemental Benefit Plan II or similar plan.

6.6 This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein and supersedes in their entirety any prior written or oral agreements or understandings between Executive and the Bank regarding the subject matter of this Agreement.  This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.
6.7 Executive and the Bank respectively acknowledge that each of them has read and understands this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.
6.8 Executive shall not during the term of this Agreement or any time thereafter, disparage the Bank, its affiliates, and /or respective Executives, employees or directors, or engage in conduct resulting in, or likely to result in, damage to the business or professional reputation of the Bank or its affiliates.  The Bank agrees that it will not at any time disparage Executive or engage in conduct resulting in, or likely to result in, the damage to the business or professional reputation of Executive.
6.9 If any provision of this Agreement is determined to be unenforceable, the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
6.10 Except to the extent that federal law controls, this Agreement is to be construed according to New York law, except to the extent superseded by federal law.
6.11 Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
[Signatures on following page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
EXECUTIVE

/s/ Jeffrey M. Werdein__________________
Jeffrey M. Werdein

LAKE SHORE SAVINGS BANK

By: /s/ Kevin M. Sanvidge_______________

Its:  Chairman of the Compensation Committee
        of the Board of Directors_____________